Board of Directors
Churchill Downs Incorporated
700 Central Avenue
Louisville, Kentucky  40208

Gentlemen:

               We have acted as counsel to Churchill Downs Incorporated, a Kentucky corporation (the "Company"), in connection with the registration of 50,000 shares of the Company's common stock (the "Shares"), on the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"). The Shares are issuable under the Churchill Downs Incorporated 1995 Employee Stock Purchase Plan (the "Plan").

               We have examined and are familiar with the Company, its organization and proceedings related thereto. We have also examined such other documents and procedures as we have considered necessary for the purpose of this opinion.

               We have assumed, for purposes of this opinion, that the Shares will be validly authorized on the respective dates of issuance of the Shares under the Plan and that, on the dates of issuance of the Shares under the Plan, the obligations of the Company under the Plan will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

               Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that the Shares are duly authorized and, when issued and sold in accordance with the Registration Statement, the prospectus delivered to participants in the Plan pursuant to the requirements of the Act, the pertinent provisions of any applicable state securities laws and the Plan, will be duly and validly issued, fully paid and nonassessable.

               We are members of the Bar of the Commonwealth of Kentucky and do not purport to be experts on the laws of any jurisdiction other than the Commonwealth of Kentucky and the Federal laws of the United States of America, and we express no opinion as to the laws of any jurisdiction other than those specified.
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               Our opinion is directed to the Board of  Directors of the Company and may not be relied upon by any persons other than said directors, recipients of the prospectus and participants in the Plan. We expressly disclaim any
responsibility   for  advising  you  of  any  change   hereafter   occurring  in
circumstances touching or concerning the transaction which is the subject of this opinion, including any changes in the law or in factual matters occurring subsequent to the date of this opinion.

               We hereby consent to the filing of this opinion, or copies thereof, as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            Sincerely,

                                            WYATT, TARRANT & COMBS

                                            /s/ Wyatt, Tarrant & Combs
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